Exhibit 99.1

HARMONY BIOSCIENCES APPOINTS MARK GRAF AND ERIC MOTLEY

TO ITS BOARD OF DIRECTORS

PLYMOUTH MEETING, PA and CHICAGO, IL, November 11, 2020— Harmony Biosciences Holdings, Inc. (“Harmony”) (Nasdaq: HRMY), a pharmaceutical company dedicated to developing and commercializing innovative therapies for patients living with rare neurological disorders who have unmet medical needs, today announced the appointment of Mark Graf and Eric Motley to the Company’s Board of Directors. Mark Graf is an executive with deep financial expertise as well as an experienced board member with a strong background in corporate governance. Eric Motley is an expert in human capital development who has advised previous government, not-for-profit and private sector organizations as an organizational development executive, in addition to his governance experience on corporate and philanthropic boards.

“The wealth of financial, management and governance expertise Mark and Eric bring adds to the depth and breadth of Harmony’s board,” said Jeff Aronin, Harmony Founder and Chairman, and Paragon Biosciences Chairman and CEO. “Their insights will be invaluable to help oversee the strategic growth of Harmony as a public company. We are honored to have them join our Board.”

Before retiring in 2019, Mark Graf spent over eight years as the Chief Financial Officer of Discover Financial Services and was a core member of the firm’s Executive Committee. In addition to all aspects of financial management, he was responsible for managing the company’s $110 billion balance sheet, corporate development and investor relations. He was named the #1 Chief Financial Officer in the consumer financial services sector by the readers of Institutional Investor magazine every year from 2014 through 2019.

Prior to joining Discover, Mark spent five years in the private equity realm. Most recently, he was an Investment Advisor at Aquiline Capital Partners, a private equity firm specializing in investments in financial services and financial technology enterprises. Prior to Aquiline, he briefly served as a Partner at Barrett Ellman Stoddard Capital Partners and he served as Chief Financial Officer of Fifth Third Bancorp from 2004 to 2006 and was its Corporate Treasurer from 2001 to 2004. He also served in various roles at AmSouth Bancorporation from 1994 to 2001.

Mark brings a strong background in corporate governance and qualifies as an audit committee financial expert. Mark holds a Bachelor of Science in Economics from the University of Pennsylvania’s Wharton School.

Eric Motley is a senior management, talent, and organizational development executive with 20 years of experience assisting government, not-for-profit, and private sector organizations with building high-performing teams. Currently, Eric is an Executive Vice President and the Corporate Secretary at the Aspen Institute, a global, non-partisan public policy organization, based in Washington, DC. He previously served as Director of the Henry Crown Fellowship Program, recognized by many as one of the most prestigious leadership development programs in the United States.

Eric served at the White House for over four years, eventually as a Special Assistant to President George W. Bush, working in the Office of Presidential Personnel, where he managed the appointment process for over 1,200 presidentially appointed advisory board and commission positions.

Eric also has strong governance experience through his work with corporate and philanthropic boards. He earned his undergraduate degree from Samford University, and received his master and doctorate degrees at the University of St. Andrews in Scotland.

About Harmony Biosciences

Harmony Biosciences is a commercial stage pharmaceutical company headquartered in Plymouth Meeting, PA and Chicago, IL. The company was established by Paragon Biosciences, LLC, and is focused on providing novel treatment options for people living with rare, neurological disorders who have unmet medical needs. For more information on Harmony Biosciences, please visit the company’s website: www.harmonybiosciences.com.

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Harmony Biosciences Media Contact:

Nancy Leone

215-891-6046

nleone@harmonybiosciences.com

Harmony Biosciences Investor Contact:

Lisa Caperelli

484-539-9736

lcaperelli@harmonybiosciences.com